EXHIBIT NO. 99.(j) 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information of MFS International New Discovery Fund, a series of MFS Series Trust V, in Post-Effective Amendment No. 66 to the Registration Statement (Form N-1A, No. 33-38613).

We also consent to the incorporation by reference, in such Statement of Additional Information of our reports, dated November 15, 2010, with respect to the financial statements and financial highlights of MFS International New Discovery Fund, included in the Annual Reports to Shareholders for the fiscal year ended September 30, 2010.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts
January 25, 2011

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